                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                Amendment No. 11

                    under the Securities Exchange Act of 1934

               OXFORD RESIDENTIAL PROPERTIES I LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                                (Name of Issuer)

                            LIMITED PARTNERSHIP UNITS
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                      NONE
                         -------------------------------
                                 (CUSIP Number)

                               MR. PATRICK J. FOYE
                            EXECUTIVE VICE PRESIDENT
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                           COLORADO CENTER, TOWER TWO
                   2000 SOUTH COLORADO BOULEVARD, SUITE 2-1000
                             DENVER, COLORADO 80222
                            TELEPHONE: (303) 757-8081

                                 with a copy to:
                                GREGORY M. CHAIT
                               KATHERINE M. KOOPS
                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                   191 PEACHTREE STREET, N.E., SIXTEENTH FLOOR
                           ATLANTA, GEORGIA 30303-1740
                            TELEPHONE: (404) 572-6600
--------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                               SEPTEMBER 28, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 13 pages)

CUSIP NO. NOT APPLICABLE              13D                     PAGE 2 OF 13 PAGES


--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON: AIMCO PROPERTIES, L.P.
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 84-1275721 (ENTITIES ONLY)

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[ ]
                                                                          (b)[X]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       WC

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                           7       SOLE VOTING POWER
      NUMBER OF
       SHARES              -----------------------------------------------------
    BENEFICIALLY           8       SHARED VOTING POWER
      OWNED BY                          7,222  UNITS
   EACH REPORTING          -----------------------------------------------------
     PERSON WITH           9       SOLE DISPOSITIVE POWER

                           -----------------------------------------------------
                           10      SHARED DISPOSITIVE POWER
                                        7,222 UNITS
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        7,222 UNITS

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        30.7%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        PN

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE              13D                     PAGE 3 OF 13 PAGES


--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON: AIMCO-GP, INC.
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: (ENTITIES ONLY)

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[ ]
                                                                          (b)[X]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       NOT APPLICABLE

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       DELAWARE

--------------------------------------------------------------------------------
                           7       SOLE VOTING POWER
     NUMBER OF
      SHARES               -----------------------------------------------------
   BENEFICIALLY            8       SHARED VOTING POWER
     OWNED BY                           7,222  UNITS
  EACH REPORTING           -----------------------------------------------------
    PERSON WITH            9       SOLE DISPOSITIVE POWER

                           -----------------------------------------------------
                           10      SHARED DISPOSITIVE POWER
                                        7,222  UNITS
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        7,222 UNITS

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        30.7%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        CO

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE              13D                     PAGE 4 OF 13 PAGES


--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSON: APARTMENT INVESTMENT AND MANAGEMENT COMPANY I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 84-1259577 (ENTITIES ONLY)

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[ ]
                                                                          (b)[X]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       NOT APPLICABLE

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       MARYLAND

--------------------------------------------------------------------------------
                          7       SOLE VOTING POWER
      NUMBER OF
       SHARES             ------------------------------------------------------
    BENEFICIALLY          8       SHARED VOTING POWER
      OWNED BY                        12,872  UNITS
   EACH REPORTING         ------------------------------------------------------
     PERSON WITH          9       SOLE DISPOSITIVE POWER

                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                      12,872  UNITS
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           12,872  UNITS

--------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           54.7%

--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON
           CO

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE              13D                     PAGE 5 OF 13 PAGES


--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON:   ACQUISITION LIMITED PARTNERSHIP
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: (ENTITIES ONLY)

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[ ]
                                                                          (b)[X]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       NOT APPLICABLE

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       MARYLAND

--------------------------------------------------------------------------------
                           7       SOLE VOTING POWER
     NUMBER OF
       SHARES              -----------------------------------------------------
    BENEFICIALLY           8       SHARED VOTING POWER
      OWNED BY                         4,997  UNITS
   EACH REPORTING          -----------------------------------------------------
     PERSON WITH           9       SOLE DISPOSITIVE POWER

                           -----------------------------------------------------
                           10      SHARED DISPOSITIVE POWER
                                       4,997  UNITS
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,997  UNITS

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        21.2%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        PN

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE              13D                     PAGE 6 OF 13 PAGES


--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON: ORP ACQUISITION, INC.
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: (ENTITIES ONLY)

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[ ]
                                                                          (b)[X]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       NOT APPLICABLE

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       MARYLAND

--------------------------------------------------------------------------------
                           7       SOLE VOTING POWER
      NUMBER OF
        SHARES             -----------------------------------------------------
     BENEFICIALLY          8       SHARED VOTING POWER
       OWNED BY                        4,997  UNITS
    EACH REPORTING         -----------------------------------------------------
      PERSON WITH          9       SOLE DISPOSITIVE POWER

                           -----------------------------------------------------
                           10      SHARED DISPOSITIVE POWER
                                       4,997  UNITS
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,997  UNITS

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        21.2%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        CO

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE              13D                     PAGE 7 OF 13 PAGES


--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON: OXFORD REALTY FINANCIAL GROUP, INC.
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: (ENTITIES ONLY)

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[ ]
                                                                          (b)[X]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       NOT APPLICABLE

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       MARYLAND

--------------------------------------------------------------------------------
                           7       SOLE VOTING POWER
      NUMBER OF
       SHARES              -----------------------------------------------------
    BENEFICIALLY           8       SHARED VOTING POWER
      OWNED BY                       4,997  UNITS
   EACH REPORTING          -----------------------------------------------------
     PERSON WITH           9       SOLE DISPOSITIVE POWER

                           -----------------------------------------------------
                           10      SHARED DISPOSITIVE POWER
                                     4,997  UNITS
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,997  UNITS

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        21.2%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        CO

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE              13D                     PAGE 8 OF 13 PAGES


--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON: AIMCO/BETHESDA HOLDINGS, INC.
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: (ENTITIES ONLY)

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[ ]
                                                                          (b)[X]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       NOT APPLICABLE

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       DELAWARE

--------------------------------------------------------------------------------
                           7       SOLE VOTING POWER
      NUMBER OF
        SHARES             -----------------------------------------------------
     BENEFICIALLY          8       SHARED VOTING POWER
       OWNED BY                        5,650  UNITS
    EACH REPORTING         -----------------------------------------------------
      PERSON WITH          9       SOLE DISPOSITIVE POWER

                           -----------------------------------------------------
                           10      SHARED DISPOSITIVE POWER
                                       5,650  UNITS
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        5,650  UNITS

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        24.0%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        CO

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE              13D                     PAGE 9 OF 13 PAGES


--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSON: AIMCO/BETHESDA HOLDINGS ACQUISITIONS, INC. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: (ENTITIES ONLY)

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[ ]
                                                                          (b)[X]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       NOT APPLICABLE

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       DELAWARE

--------------------------------------------------------------------------------
                           7       SOLE VOTING POWER
       NUMBER OF
        SHARES             -----------------------------------------------------
     BENEFICIALLY          8       SHARED VOTING POWER
       OWNED BY                        653  UNITS
    EACH REPORTING         -----------------------------------------------------
      PERSON WITH          9       SOLE DISPOSITIVE POWER

                           -----------------------------------------------------
                           10      SHARED DISPOSITIVE POWER
                                       653  UNITS
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        653  UNITS

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        2.8%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        CO

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE              13D                    PAGE 10 OF 13 PAGES


--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON: ORP ACQUISITION PARTNERS, L.P.
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: (ENTITIES ONLY)

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[ ]
                                                                          (b)[X]

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       NOT APPLICABLE

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       MARYLAND

--------------------------------------------------------------------------------
                           7       SOLE VOTING POWER
      NUMBER OF
       SHARES              -----------------------------------------------------
    BENEFICIALLY           8       SHARED VOTING POWER
      OWNED BY                         4,997  UNITS
   EACH REPORTING          -----------------------------------------------------
     PERSON WITH           9       SOLE DISPOSITIVE POWER

                           -----------------------------------------------------
                           10      SHARED DISPOSITIVE POWER
                                       4,997  UNITS
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,997  UNITS

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        21.2%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        PN

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE              13D                    PAGE 11 OF 13 PAGES


         This Amendment No. 11 (this "Amendment") amends the Statement on
Schedule 13D initially filed jointly by AIMCO Properties, L.P., AIMCO-GP, Inc. Apartment Investment and Management Company ("AIMCO"), ORP Acquisition Partners L.P., Acquisition Limited Partnership, ORP Acquisition, Inc., Oxford Realty Financial Group, Inc., AIMCO/Bethesda Holdings, Inc., and AIMCO/Bethesda Holdings Acquisitions, Inc. on October 3, 2000, as amended by Amendments 1 through 10, which amended and updated the reported beneficial ownership of the units of the issuer by the group.

Item 1. Security and Issuer

         The name of the issuer is Oxford Residential Properties I Limited Partnership, a Maryland limited partnership (the "Partnership"), and the address of its principal executive offices is Colorado Center, Tower Two, 2000 South Colorado Blvd, Suite 2-1000, Denver, CO 80222. The Partnership's managing general partner is Oxford Residential Properties I Corporation, a Delaware corporation (the "General Partner"). The title of the class of equity securities to which this statement relates is the Partnership's units of limited partnership interest ("Units").

Item 3. Source and Amount of Funds or Other Consideration.

         This Amendment is being filed after the conclusion of the tender offer by AIMCO/Bethesda Holdings Acquisitions, Inc., a Delaware corporation, to purchase outstanding Units of limited partnership interest of the Partnership, at a price of $862 per unit, subject to the conditions set forth in the Offer to Purchase dated August 30, 2001, supplement thereto filed as exhibit 7 to the Schedule TO/A filed September 24, 2001, and Schedule TO amendment filed September 27, 2001.

         At midnight on September 28, 2001, the offer expired pursuant to its terms. A total of 653 Units, representing approximately 2.72% of the outstanding Units, were validly tendered and not withdrawn pursuant to the offer. AIMCO/Bethesda Holdings Acquisitions, Inc. has accepted for payment all of those units at a price of $862 per Unit. The Units were purchased with cash provided by AIMCO Properties, L.P., which cash AIMCO Properties, L.P. had on hand.

Item 5. Interest in Securities of the Issuer

         (a) - (b) The information in lines 7 through 11 of each reporting person's cover page is incorporated herein by reference. The number of units directly owned by each reporting person is as follows:

                                     Number of Directly      Percentage of
Entity or Person                        Owned Units        Class Represented
----------------                     ------------------    -----------------
AIMCO Properties, L.P.                     7,222                  30.7%
AIMCO-GP, Inc.                               -0-                   -0-
AIMCO                                        -0-                   -0-
Acquisition Limited Partnership              -0-                   -0-
ORP Acquisition, Inc.                        -0-                   -0-
Oxford Realty-Financial
Group                                        -0-                   -0-
AIMCO/Bethesda Holdings, Inc.                -0-                   -0-
ORP Acquisition Partners, L.P.             4,997                  21.2%
AIMCO/Bethesda Holdings
Acquisitions, Inc.                           653                   2.7%


     (c) See Item 3 above regarding transactions in the Units within the past 60 days.

     (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, the Units beneficially owned by the reporting persons.

     (e) Not Applicable.

CUSIP NO. NOT APPLICABLE              13D                    PAGE 12 OF 13 PAGES


                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 5, 2001

                                      AIMCO PROPERTIES, L.P.

                                      By: AIMCO-GP, INC.
                                          (General Partner)


                                      By: /s/ Patrick J. Foye
                                          --------------------------------------
                                          Executive Vice President

                                      AIMCO-GP, INC.


                                      By: /s/ Patrick J. Foye
                                          --------------------------------------
                                          Executive Vice President

                                      APARTMENT INVESTMENT AND
                                      MANAGEMENT COMPANY


                                      By: /s/ Patrick J. Foye
                                          --------------------------------------
                                          Executive Vice President

                                      ACQUISITION LIMITED PARTNERSHIP


                                      By: /s/ Patrick J. Foye
                                          --------------------------------------
                                          Executive Vice President


                                      AIMCO/BETHESDA HOLDINGS, INC.


                                      By: /s/ Patrick J. Foye
                                          --------------------------------------
                                          Executive Vice President

CUSIP NO. NOT APPLICABLE              13D                    PAGE 13 OF 13 PAGES



                                      ORP ACQUISITION, INC.


                                      By: /s/ Patrick J. Foye
                                          --------------------------------------
                                          Executive Vice President

                                      OXFORD REALTY FINANCIAL GROUP, INC.


                                      By: /s/ Patrick J. Foye
                                          --------------------------------------
                                          Executive Vice President

                                      AIMCO/BETHESDA HOLDINGS
                                      ACQUISITIONS, INC.


                                      By: /s/ Patrick J. Foye
                                          --------------------------------------
                                          Executive Vice President

                                      ORP ACQUISITION PARTNERS, L.P.


                                      By: /s/ Patrick J. Foye
                                          --------------------------------------
                                          Executive Vice President